EXHIBIT 99.1

September 15, 2014

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) declared a quarterly cash dividend of $0.23 per share of common stock payable September 15, 2014 to shareholders of record as of August 15, 2014.  This cash dividend, represents a post-stock split (effectuated as a large stock dividend last quarter) adjusted increase of 0.7 cents, or 3.2%, compared with the prior quarter. Further, it represents a post-stock split (effectuated as a large stock dividend last quarter) adjusted increase of 2.0 cents or 9.5% compared with the third quarter of 2013.  This represents our thirteenth consecutive quarter with a dividend increase.

For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three and six months ended June 30, 2014.

We are pleased with the year-to-date performance through June 30, 2014 created by being committed to fundamentals.  Striving to improve customer and employee experiences is clearly evident in our record first and second quarter financial results for 2014. The following are highlights from the second quarter ended June 30, 2014:

•

Net income amounted to $3.9 million, which represented an increase of $687 thousand or 21.7% compared with the second quarter of 2013.

•

Diluted earnings per share were $0.65, up $0.11 or 20.4% compared with the second quarter of 2013.

•

Total assets at June 30, 2014 totaled $1.45 billion, up $79.0 million or 5.7% compared with year-end 2013. We continue to balance growth across all asset categories in search of equally balanced earnings fundamentals.

•

Total loans ended the quarter at $900.9 million, up $48.1 million or 5.6% over December 31, 2013. Despite this growth, credit quality remains relatively stable.  Total non-performing loans decreased $995 thousand, or 11.3% since our prior year end.

•

Tax-equivalent net interest income was $11.3 million, up $1.4 million or 14.6% compared to the same quarter in 2013.  This necessary upward movement in our principal source of revenue is driven not only by growth in our asset base, but also by articulating the correlation between our service and pricing, sustained health of the securities portfolio margin, and continued management of funding costs.

•

Non-interest income was $2.3 million, representing an increase of $419 thousand or 22.4% from the second quarter of 2013.  This increase was principally, driven by increases in trust and financial service fees including those from retail brokerage activity.  We believe non-interest income is a very important measure in which to post gains given the heavy competition for assets and the associated pricing pressures.

•

Our return on average equity, return on average assets, and efficiency ratio were 11.53%, 1.09%, and 55.1%, respectively.  Each of these industry benchmarks reflects the impact of our strong earnings performance.

•

Our capital measures remain well above the regulatory standard for “well-capitalized” financial institutions.

While posting these record results, we have been simultaneously working to improve workflow efficiency and enhance the customer experience.  For example, we have overhauled our website and on-line banking offerings, making them much easier to navigate with better information.  We also recently completed the installation of instant issue debit card machines at all branches making our new customers able to seamlessly continue their daily activities.  We will soon be able to offer remote deposit capability for consumers through the use of a camera on a smartphone.  Our teams are working tirelessly to meet the growing expectations of the financial services community.

Mid-coast and downeast Maine are in full seasonal swing.  Earlier this summer, Acadia National Park was named “America’s Favorite Place” by ABC’s Good Morning America (GMA) based on a nationwide poll of viewers.  This has led to an added increase of rental requests and the national publicity is positive for the region and the state.

Our model of balancing growth and earnings continues to drive very strong results.  Risk management and its further development continue to be front of mind in today’s environment of low rates and aggressive competition.  We are growing, but unlike many are doing so with a 20 basis point increase in our net interest margin.  We are remaining steadfast to the long tested fundamentals of our model while evolving to better serve customers at their convenience, whether in person or by electronic means.

Our teams recognize, appreciate, and support the unique people and culture in the places we call home.  We believe that is what makes us a true community bank.  We sincerely appreciate your continued loyalty and support.

The Company values direct feedback from our shareholders and we hope you will reach out to us.  If you have any questions or concerns, please feel free to share your thoughts with me directly at csimard@bhbt.com or by telephone at 207-288-2699.

Respectfully,

/s/Curtis C. Simard

Curtis C. Simard

President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended.  You can identify these forward-looking statements by the use of words like “strategy,” “anticipates,” “expects,” “plans,” “believes,” will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company and its subsidiaries which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other risk factors, please see the Company’s Annual Report on Form 10-K as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC.  All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.  The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Reports Second Quarter Earnings

BAR HARBOR, Maine (July 30, 2014) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $3.9 million for the second quarter of 2014, representing an increase of $687 thousand, or 21.7%, compared with the second quarter of 2013. The Company also reported record diluted earnings per share of $0.65 for the quarter compared with $0.54 for the second quarter of 2013, representing an increase of $0.11, or 20.4%. The Company’s annualized return on average shareholders’ equity amounted to 11.53% for the quarter, up from 9.90% in the second quarter of 2013. The Company’s second quarter return on average assets amounted to 1.09%, up from 0.96% in the second quarter of 2013.

For the six months ended June 30, 2014, the Company reported record net income of $7.6 million, representing an increase of $1.3 million, or 19.7%, compared with the same period in 2013. The Company also reported record diluted earnings per share of $1.28, representing an increase of $0.20, or 18.5%, compared with the same period in 2013. The Company’s annualized return on average shareholders’ equity amounted to 11.79% for the six months ended June 30, 2014, up from 10.02% for the same period in 2013. The Company’s annualized return on average assets amounted to 1.10%, up from 0.98% for the six months ended June 30, 2013.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “Looking back at the first half of 2014, we are pleased with the Company’s solid performance and earnings fundamentals, culminating with the announcement of our best quarterly and year-to-date earnings on record. Our second quarter results featured a $1.4 million, or 14.6% increase in net interest income compared with the same quarter last year. We achieved this performance by growing our average earning assets by almost $97 million, while, unlike most banks, our net interest margin expanded twenty basis points. Our second quarter total non-interest income was up 22.4% over the same quarter last year, led by a $251 thousand, or 29.5%, increase in trust and financial services fees, including fee income from retail brokerage activities. Our continued focus on the management of our operating expenses was also evident, with a year-to-date efficiency ratio of 54.2%, compared with 55.7% for the first half of last year.”

Mr. Simard continued, “The credit quality of our loan portfolio held stable during the first half of this year. Total non-performing loans declined 11.3% from year-end 2013, while other delinquent loans and potential problem loans posted a combined decline of 6.4%.  Similarly, our net loan charge-offs were down 11.5%, from the first half of last year.”

In concluding, Mr. Simard added, “There continues to be aggressive competition for loan and deposit growth.  We are nonetheless staying true to fundamentals and our brand promise.  The result has been continued measured growth, pricing and expense discipline, and strong performance for our shareholders including our thirteenth consecutive quarterly cash dividend increase.”

Balance Sheet Highlights

Assets: Led by growth in the loan and securities portfolios, total assets ended the second quarter at $1.45 billion, representing an increase of $80.0 million, or 5.7%, compared with December 31, 2013.

Loans: Total loans ended the quarter at $900.9 million, representing an increase of $48.1 million, or 5.6%, compared with December 31, 2013. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $427.9 million, up $46.7 million or 12.2% compared with year-end 2013. This increase was largely attributed to purchased residential mortgage loans, as loans originated and closed by the Bank were largely offset by principal pay-downs from the existing residential real estate portfolio.

At quarter-end, the Bank’s commercial loan portfolio stood at $454.7 million, representing a decline of $879 thousand, or 0.2%, compared with year-end 2013. New commercial loan originations during the first half of 2014 were more than offset with certain, sizeable loan payoffs as well as scheduled principal amortization from the portfolio. Tax exempt loans to local municipalities increased $2.2 million, or 13.4%, compared with December 31, 2013.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained relatively stable during the first six months of 2014, with non-performing and other delinquent and potential problem loans posting meaningful declines from year-end 2013. Total non-performing loans ended the second quarter at $7.8 million, compared with $8.8 million at December 31, 2013, representing a decline of $995 thousand, or 11.3%.  Total non-performing loans expressed as a percentage of total loans ended the quarter at 0.87%, down from 1.04% at year-end 2013. Similarly, the allowance for loan losses expressed as a ratio to non-performing loans ended the quarter at 111.5%, up from 95.9% at December 31, 2013.

Total net loan charge-offs amounted to $609 thousand during the first half of 2014, or annualized net charge-offs to average loans outstanding of 0.14%, down from $688 thousand and 0.17%, respectively, compared with the first half of 2013. For the three and six months ended June 30, 2014, the Bank recorded provisions for loan losses of $428 thousand and $885 thousand, representing increases of $23 thousand and $127 thousand, compared with the same periods in 2013. At quarter end, the Bank’s allowance for loan losses stood at $8.8 million, representing an increase of $276 thousand, or 3.3%, compared with year-end 2013.

Securities: Total securities ended the second quarter at $477.8 million, representing an increase of $27.6 million or 6.1%, compared with December 31, 2013. Securities purchased during the first half of 2014 were comprised of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the second quarter at $837.0 million, representing an increase of $1.3 million, or 0.2%, compared with December 31, 2013. Demand deposits and NOW accounts experienced a combined seasonal decline of $15.0 million, or 7.2%, compared with year end 2013. This decline was more than offset with a $16.3 million, or 2.6%, increase in savings and money market accounts and time deposits compared with December 31, 2013.

Capital: At June 30, 2014, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At June 30, 2014, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.14%, 15.20% and 16.83%, respectively.

Three-for-Two Stock Split: As previously announced, the Company’s Board of Directors declared a three-for-two split of its common stock, payable as a large stock dividend, which was paid on May 19, 2014 to all stockholders of record at the close of business on May 5, 2014. Prior to the three-for-two stock split as a large stock dividend, the Company had approximately 3,944,290 shares of common stock outstanding. After the stock split, the number of shares of Company common stock outstanding increased to approximately 5,916,435.  All previously reported share and per share data included in public filings subsequent to the payment date have been restated to reflect the retroactive effect of this three-for-two stock split.

Shareholder Dividends: The Company paid a regular cash dividend of 22.3 cents per share of common stock in the second quarter of 2014, representing a post-stock split adjusted increase of 0.7 cents, or 3.3%, compared with the prior quarter and a post-stock split adjusted increase of 1.7 cents or 8.1% compared with the second quarter of 2013.

The Company's Board of Directors recently declared a regular cash dividend of 23.0 cents per share of common stock for the third quarter of 2014, representing a post-stock adjusted increase of 2.0 cents, or 9.5%, compared with the third quarter of 2013. This represented the thirteenth consecutive quarter where the Company increased its quarterly cash dividend to shareholders. Based on the June 30, 2014 price of The Company’s common stock of $27.88 per share, the dividend yield amounted to 3.30%.

Results of Operations

Net Interest Income: For the three months ended June 30, 2014, net interest income on a tax-equivalent basis totaled $11.3 million, up $311 thousand or 2.8% on a linked-quarter basis and representing an increase of $1.4 million, or 14.6%, compared with the second quarter of 2013. The increase in net interest income was principally attributed to average earning asset growth of $96.9 million or 7.6%, combined with a twenty basis point improvement in the net interest margin to 3.32%. The increase in the net interest margin was principally attributed to a twenty-four basis point decline in the weighted average cost of interest bearing liabilities, while the weighted average earning asset yields declined one basis point. Earning asset yields were favorably impacted by a fifty-two basis point increase in securities yields, as higher long-term interest rates and slowing refinance activity over this past year caused the amortization of mortgage-backed security purchase premiums to slow.

For the six months ended June 30, 2014, net interest income on a tax-equivalent basis totaled $22.4 million, representing an increase of $2.8 million, or 14.2%, compared with the first half of 2013. The increase in net interest income was principally attributed to average earning asset growth of $94.6 million, or 7.5%, combined with a nineteen basis point improvement in the net interest margin to 3.33%. The increase in the net interest margin was principally attributed to a twenty-six basis point decline in the weighted average cost of interest bearing liabilities, while the weighted average earning asset yields declined four basis points. Earning asset yields were favorably impacted by a forty-one basis point increase in securities yields, reflecting slowing amortization of mortgage-backed security purchase premiums.

Non-interest Income: For the three months ended June 30, 2014, total non-interest income amounted to $2.3 million, representing an increase of $419 thousand, or 22.4%, compared with the second quarter of 2013. The increase in non-interest income was led by a $251 thousand, or 29.5%, increase in trust and other financial services fees. Realized security gains also contributed to this increase, and were up $94 thousand, or 36.7%, compared with the second quarter of 2013.

For the six months ended June 30, 2014, total non-interest income amounted to $4.4 million, representing an increase of $585 thousand, or 15.3%, compared with the first half of 2013. The increase in non-interest income was led by a $317 thousand, or 18.0%, increase in trust and other financial services fees. Realized security gains also contributed to this increase, and were up $226 thousand, or 43.4%, compared with the first half of 2013.

Non-interest Expense: For the three and six months ended June 30, 2014, total non-interest expense amounted to $7.4 million and $14.2 million, representing increases of $766 thousand and $1.3 million, or 11.6% and 10.1%, compared with the same periods in 2013, respectively. The increases in non-interest expense were largely attributed to increases in salaries and employee benefits, which were up $587 thousand and $896 thousand, or 15.9% and 12.3%, compared with the same periods in 2013, respectively. The increases in salaries and employee benefits were attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, higher levels of employee health insurance, as well as increases in staffing levels and strategic changes in staffing mix.

The increases in non-interest expense for the three and six months ended June 30, 2014 were also attributed to higher levels of other operating expenses, which were up $37 thousand and $189 thousand, or 2.2% and 6.1%, respectively, compared with the same periods in 2013. These increases largely reflected higher levels of loan collection and other real estate owned expenses.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2014	12/31/2013	2014	2013

Total assets	$1,452,856	$1,373,893	$1,420,133	$1,325,713
Total securities	477,804	450,170	478,804	421,921
Total loans	900,936	852,857	872,400	833,696
Allowance for loan losses	8,751	8,475	8,831	8,166
Total deposits	836,971	835,651	866,128	840,052
Total Borrowings	470,967	409,445	413,339	352,944
Shareholders' equity	138,015	121,379	134,197	128,372

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2014	6/30/2013	6/30/2014	6/30/2013

Interest and dividend income	$ 13,351	$ 12,474	$ 26,392	$ 24,839
Interest expense	2,487	2,991	4,969	6,067
Net interest income	10,864	9,483	21,423	18,772
Provision for loan losses	428	405	885	758
Net interest income after
provision for loan losses	10,436	9,078	20,538	18,014

Non-interest income	2,293	1,874	4,409	3,824
Non-interest expense	7,361	6,595	14,207	12,902
Income before income taxes	5,368	4,357	10,740	8,936
Income taxes	1,511	1,187	3,096	2,550

Net income	$ 3,857	$ 3,170	$ 7,644	$ 6,386

Share and Per Common Share Data

Period-end shares outstanding	5,928,040	5,896,705	5,928,040	5,896,705
Basic average shares outstanding	5,921,025	5,894,388	5,916,387	5,890,006
Diluted average shares outstanding	5,960,842	5,922,124	5,956,501	5,917,897

Basic earnings per share	$ 0.65	$ 0.54	$ 1.29	$ 1.08
Diluted earnings per share	$ 0.65	$ 0.54	$ 1.28	$ 1.08

Cash dividends	$ 0.223	$ 0.207	$ 0.440	$ 0.410
Book value	$ 23.28	$ 20.43	$ 23.28	$ 20.43
Tangible book value	$ 22.35	$ 19.47	$ 22.35	$ 19.47

Selected Financial Ratios

Return on Average Assets	1.09%	0.96%	1.10%	0.98%
Return on Average Equity	11.53%	9.90%	11.79%	10.02%
Tax-equivalent Net Interest Margin	3.32%	3.12%	3.33%	3.14%
Efficiency Ratio (1)	55.1%	56.3%	54.2%	55.7%

	At or for the Six Months Ended		At or for the Year Ended
	June 30,		December 31,

	2014	2013	2013
Asset Quality

Net charge-offs to average loans	0.14%	0.17%	0.12%
Allowance for loan losses to total loans	0.97%	0.96%	0.99%
Allowance for loan losses to non-performing loans	111.5%	96.4%	95.9%
Non-performing loans to total loans	0.87%	0.99%	1.04%
Non-performing assets to total assets	0.66%	0.80%	0.76%

Capital Ratios

Tier 1 leverage capital	9.14%	9.02%	9.01%
Tier 1 risk-based capital	15.20%	14.48%	14.97%
Total risk-based capital	16.83%	16.10%	16.62%
Tangible equity to total assets	9.12%	8.55%	8.43%
Tangible common equity (2)	9.15%	8.58%	8.46%

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the

Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.